Exhibit 99.1

Traffix Completes Acquisition of Search Engine Marketing Company SendTraffic.com, Inc.
Thursday July 1, 8:52 am ET

PEARL RIVER, N.Y.—(BUSINESS WIRE)—July 1, 2004—Traffix, Inc. (NASDAQ:TRFX - News), a leading on-line marketing company, today announced that it has closed on the acquisition of SendTraffic.com, Inc., a privately held search engine marketing company based in New York.

Commenting on the transaction, Joshua B. Gillon, the Executive Vice President of Traffix and the head of the acquisition team for Traffix commented, “I believe that our legal, finance and operations teams did a tremendous job in helping us close this transaction quickly and effectively. More importantly, during the due diligence and negotiation process, these teams also made significant strides in getting the appropriate pieces of SendTraffic ready for immediate integration. As a result of this advance work, we anticipate a smooth transition.”

Mr. Jeffrey Schwartz, Chairman and CEO of Traffix stated, “In addition to all of the work that went into the closing, Traffix has been working with SendTraffic during this past month to execute on some of the expected synergies from the acquisition. For example, the Traffix sales group has sold a number of its clients SendTraffic’s search engine pay-per-click bid management program. Traffix is also using SendTraffic’s search engine marketing to increase the volume of targeted customers visiting Traffix’s websites. In addition, we have worked together to create programs that take advantage of some of the approximately 50% of search engine keywords that are currently not bid on. Needless to say, we have been quite busy, and we see a lot of synergistic opportunities between our companies.”

Mr. Schwartz commented further, “We provide our clients with cost-effective, on-line customer acquisition programs for their products and services. The acquisition of SendTraffic provides us the platform to competitively participate in the rapidly growing and increasingly sophisticated search engine marketing industry. With this new reach into the search engines that SendTraffic brings to us, we believe that we have expanded the breadth and depth of our ability to cost-effectively acquire customers for our clients.”

Traffix reported that, as announced in its June 10th press release, it expects SendTraffic to generate approximately $10 million in revenue and $1 million of EBITDA (1) in the next twelve months, and that it believes that the acquisition will be immediately accretive to Traffix’s future earnings per share. Traffix also stated that the transaction closed on the same terms as announced on June 10th. Traffix reiterated that those terms are as follows: it has purchased all of the assets (including net working capital of approximately $500,000) of SendTraffic for $5.43 million, comprised of $1.68 million in Traffix common stock, and $3.75 million in cash. In addition, Traffix agreed to pay SendTraffic a contingent earnout of $2.5 million if SendTraffic generates EBITDA of $3.75 million in the first year following the closing, an additional $2.5 million if SendTraffic generates EBITDA of $4.75 million in the second year following the closing, and an additional $2.5 million if SendTraffic generates EBITDA of $5.75 million in the third year following the closing. If SendTraffic generates certain lower agreed upon annual EBITDA benchmarks, Traffix will pay a portion of the contingent earnout payments. The contingent payments, if any are earned, may be paid 50% in cash and 50% in stock, with the share price determined on or about the time of their issuance. In connection with the acquisition by Traffix, both of the founders of SendTraffic, Greg Byrnes and Craig Handleman, have agreed to enter into five-year employment contracts.

Traffix also noted that the investment banking firm of Merriman Curhan Ford & Co. represented SendTraffic in the transaction.

About Traffix, Inc:

Traffix is a direct marketing company that generates sales and targeted leads for its clients primarily from its on-line media properties. It owns a variety of websites, and manages a database of millions of permission based, on-line consumers. Traffix also operates proprietary, direct-to-consumer businesses including iMatchup.com, one of the most popular on-line dating sites, and ClickHelp, a live computer technical support service. For more information about Traffix, Inc. visit the website @ www.traffixinc.com.

About SendTraffic.com, Inc:

SendTraffic’s search products and services include Pay-Per-Click Account Management, Search Engine Optimization, Paid Inclusion and Featured Site media buying. The company offers a number of its own technology solutions to clients, including its “Marketing Dashboard” product, which is a comprehensive bid management and return-on-investment tracking system that monitors and manages on a real-time basis marketing campaign performance in order to maximize on-line media purchases. For more information about SendTraffic.com, Inc. visit the website @ www.sendtraffic.com

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements prior to announcement of its year-end fiscal 2004 results.

You may register to receive Traffix’s future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit(TM)” icon at www.kcsa.com.

(1) “EBITDA” means earnings before interest, income taxes, depreciation and amortization.

Contact:

Traffix, Inc.

Joshua B. Gillon, 845-620-1212 ext. 205

joshg@traffixinc.com

or

KCSA

Todd Fromer or Erika Levy, 212-682-6300 ext. 215/208

tfromer@kcsa.com or elevy@kcsa.com

http://www.kcsa.com